Exhibit 99.1

Paladin Holdings, Inc. Announces Ticker Symbol Change effective August 17, 2007

KINGSPORT, TN August 16, 2007- Paladin Holdings, Inc. (the “Company”) (OTCBB: PLHI.OB), through its Chairman and President, Larry N. Lunan, today announced that, effective August 17,2007, the Company’s common shares will begin trading under the Company’s new ticker symbol ‘PLHI.OB’. The shares previously traded under the symbol ‘BTYH.OB’, following Paladin’s merger with Bad Toys Holdings, Inc.

About Paladin Holdings, Inc.

Paladin Holdings, Inc. (OTC BB: PLHI.OB - News) participates in two distinct business segments:

Bad Toys, Inc.

This division, Bad Toys, Inc., American Eagle Manufacturing Company and Gambler Motorcycle Company, continues to design, manufacture, distribute, service and sell custom made, Harley-Davidson type, V-twin motorcycles from component parts. We also offer premium accessories, parts, customizing items and apparel related to Harley-Davidson motorcycles on-line and directly from our retail and factory outlets. This division also participates in Sprint Car Racing products and custom car construction and restoration.

Southland Health Services, Inc.

The second business segment in which the company is a major shareholder (25%) of Southland Health Services, Inc. provides an array of Health Care services including ambulatory emergency and non-emergency patient transport, wheel-chair van, stretcher van and related transport services. Southland operates in over 200 communities within the following seven states: Mississippi, Alabama, Florida, Louisiana, Kansas, Tennessee, and Virginia. We operate in excess of 207 ambulances and wheelchair vans and have over 940 full- and part-time employees. At our current run rate we will transport more than 130,000 patients in this calendar year.

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward-looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties outlined in its filings with the Securities and Exchange Commission, which are incorporated herein by reference. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

Contacts:

Larry N. Lunan

President and Chief Executive Officer

Paladin Holdings, Inc.

(423) 247-9560

http://www.paladincorp.com

Al Kau

Investor Relations in California

(888) 795-3166